Naked Brand Group Inc.

OTCQB : NAKD

September 4, 2014

Naked Announces Final Voting Results of Written
Consent of Stockholders and Amendment to Articles
of Incorporation

NEW YORK, NEW YORK and VANCOUVER, BRITISH COLUMBIA -(Marketwired – September 4, 2014) - Naked Brand Group Inc. (OTCQB:NAKD) ("Naked" or "the Company") today announces that on August 28, 2014, the Company received the final voting results of a written consent of stockholders, whose written consent was solicited in lieu of a meeting to approve (1) an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of its common stock from 100,000,000 to 450,000,000 and (2) the Company’s 2014 Long-Term Incentive Plan. The proposals are described in more detail in the Company’s definitive Proxy Statement filed on Schedule 14A with the Securities and Exchange Commission and on SEDAR on August 5, 2014.

The Company obtained a majority vote in favour of the proposals on August 21, 2014, and as such, these proposals have been approved by the Company’s stockholders.

The final voting results and the percentage of total outstanding shares of common stock entitled to vote were as follows:

	For		Against		Abstain/Withhold
Proposal	Votes	%	Votes	%	Votes	%

Proposal 1: Increase to Authorized Common Stock	23,638,493	64.99	983,426	2.70	161,911	0.45
Proposal 2: Approve Long Term Incentive Plan	20,013,312	55.02	1,008,050	2.77	8,500	0.02

On September 2, 2014, the Company amended its Articles of Incorporation to increase the number of authorized shares of its common stock from 100,000,000 to 450,000,000 by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada.

ABOUT NAKED BRAND GROUP

Established in 2010, Naked® is a global lifestyle brand offering one of the world's most comfortable and luxurious lines of innerwear and loungewear. The Naked core brand philosophy is to provide apparel that makes people feel sexy and stylish while being as comfortable as wearing nothing at all. The brand's goal is to create a new standard for how apparel products worn close to the skin fit, feel and function. Naked® apparel for men is currently sold at a premium fashion stores in North America, including Holt Renfrew, Hudson Bay Company and Nordstrom, as well as online stores such as Amazon.com, Hisroom.com and Freshpair.com.

CONTACT INFORMATION

Company and Investor Contact:
Joel Primus / Naked Brand Group Inc.
joel.primus@nakedbrandgroup.com
212.851.8050